SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

/_/ Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/_/ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                         CarrAmerica Realty Corporation
          ------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


      --------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/_/  Fee computed on table below per Exchange Act Rule 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

         _______________________________________________________________________

     2)  Aggregate number of securities to which transaction applies:

         _______________________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         _______________________________________________________________________

     4)  Proposed maximum aggregate value of transaction:

         _______________________________________________________________________

/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid: _________________________________________________

    2) Form, Schedule or Registration No. ______________________________________

    3) Filing party: ___________________________________________________________

    4) Date filed: _____________________________________________________________

                         CARRAMERICA REALTY CORPORATION
                               1850 K Street, N.W.
                             Washington, D.C. 20006

                             ----------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held on May 6, 1999

To Our Stockholders:

         The 1999 annual meeting of stockholders of CarrAmerica Realty Corporation will be held on Thursday, May 6, 1999, beginning at 9:30 a.m., Eastern Daylight Savings Time, at The Willard Inter-Continental Hotel, 1401 Pennsylvania Avenue, N.W., Washington, D.C. 20004. At the meeting, stockholders will act on the following matters:

         1. Election of three directors to serve terms expiring in 2002 and two directors to serve terms expiring in 2000;

         2. Approval of an increase in the number of shares authorized for issuance under the Company's 1997 Stock Option and Incentive Plan;

         3. Approval of an amendment extending eligibility under the Company's 1997 Stock Option and Incentive Plan to non-employee directors;

         4. Approval of an increase in the number of options issued annually to continuing non-employee directors under the Company's 1995 Non-Employee Director Stock Option Plan; and

         5. Any other business that properly comes before the meeting or any adjournments thereof.

         Only stockholders of record at the close of business on March 9, 1999 will be entitled to vote at the meeting or any adjournments thereof.

IF YOU PLAN TO ATTEND:

         Please note that space limitations make it necessary to limit attendance to stockholders only. Registration will begin at 8:30 a.m., and seating will be available at approximately 9:00 a.m. Cameras and recording devices will not be permitted at the meeting. "Street name" holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.

WHETHER OR NOT YOU EXPECT TO ATTEND:

         Whether or not you expect to attend the annual meeting, you are urged to sign and date the enclosed proxy, which is being solicited on behalf of the Board of Directors, and return it promptly in the enclosed envelope.

                                             By Order of the Board of Directors,


                                             /s/ Linda A. Madrid
                                             -------------------
                                             Linda A. Madrid
                                             Corporate Secretary

                         CARRAMERICA REALTY CORPORATION
                               1850 K Street, N.W.
                             Washington, D.C. 20006



                                 ---------------
                                 PROXY STATEMENT
                                 ---------------


         This Proxy Statement contains information related to the solicitation of proxies for use at the 1999 annual meeting of stockholders of CarrAmerica Realty Corporation, a Maryland corporation (the "Company"), to be held on Thursday, May 6, 1999, at 9:30 a.m., Eastern Daylight Savings Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This solicitation is made on behalf of the Board of Directors of the Company. This Proxy Statement, the enclosed form of proxy, and the 1998 Annual Report to Stockholders are being mailed to stockholders beginning on or about April 6, 1999.

         Stockholders Entitled to Vote. Only holders of record of common stock of the Company at the close of business on March 9, 1999 are entitled to receive notice of the annual meeting and to vote the shares of common stock held by them on that date at the meeting. The Company's common stock constitutes the only class of securities entitled to vote at the meeting. Each share of common stock entitles its holder to cast one vote on each matter on which a vote may be taken. At the close of business on March 9, 1999, there were 71,767,759 shares of the Company's common stock outstanding.

         Quorum. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of the Company's common stock outstanding on March 9, 1999 will constitute a quorum, permitting the stockholders to conduct business at the meeting. Abstentions and broker non-votes (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which the broker or nominee is not voting on a particular proposal) will be included in the calculation of the number of shares considered to be present at the meeting.

         Voting. If the accompanying proxy card is properly signed and returned to the Company (and not revoked), it will be voted as directed by the stockholder. Unless contrary instructions are given, the persons designated as proxy holders on the proxy card will vote FOR the election of all nominees for the Board of Directors named herein, FOR approval of an increase in the number of shares authorized for issuance under the Company's 1997 Stock Option and Incentive Plan from 7,200,000 to 10,000,000, FOR approval of an amendment extending eligibility under the Company's 1997 Stock Option and Incentive Plan to non-employee directors, FOR approval of an increase in the number of options granted annually to non-employee directors under the Company's 1995 Non-Employee Director Stock Option Plan from 5,000 to 7,500, and as recommended by the Board of Directors with regard to any other matters, or, if no recommendation is given, in their own discretion.

         Revocation of a Proxy. Each stockholder may revoke a previously granted proxy at any time before it is exercised by filing with the Corporate Secretary a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person who executed the proxy attends the meeting in person and so requests. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.

                              ELECTION OF DIRECTORS
                                  (Proposal 1)

         Board of Directors

         The Board of Directors of the Company is divided into three classes, with one-third of the directors scheduled to be elected by the stockholders annually. Andrew F. Brimmer, Oliver T. Carr, Jr., and William D. Sanders have been nominated by the Board of Directors for election as directors at the 1999 annual meeting of stockholders to fill terms expiring at the 2002 annual meeting of stockholders. Timothy Howard and Ronald Blankenship have been nominated for election as directors to fill terms expiring at the annual meeting of stockholders in 2000. If elected, the nominees will hold office until the expiration of their terms and until their successors are elected and qualified.


         Nominees for Election to Terms Expiring in 2002

         Andrew F. Brimmer, 72, has been a director of the Company since February 1993. He has been President of Brimmer & Company, Inc., an economic and financial consulting firm, since 1976. Dr. Brimmer is the Wilmer D. Barrett Professor of Economics at the University of Massachusetts--Amherst. He also serves as a director of BlackRock Investment Income Trust, Inc. (and other funds); Borg-Warner Automotive, Inc.; and Airborne Express. From 1995 to 1998, Dr. Brimmer served as chairman of the District of Columbia Financial Control Board. He also was a member of the Board of Governors of the Federal Reserve System from 1966 to 1974. Dr. Brimmer received a B.A. degree and a masters degree in economics from the University of Washington and a Ph.D. in economics from Harvard University. Dr. Brimmer is a member of the Audit Committee of the Board of Directors.

         Oliver T. Carr, Jr., 73, has been Chairman of the Board of Directors of the Company since February 1993. He also served as Chief Executive Officer of the Company from 1993 to 1997. Mr. Carr founded The Oliver Carr Company in 1962 and since that time has been its Chairman of the Board and a director. In addition, Mr. Carr has served as President of The Oliver Carr Company since February 1993. He was Chairman of the Board of Trustees of The George Washington University from July 1988 until May 1995. Mr. Carr is the father of Thomas A. Carr, the Company's current President and Chief Executive Officer. Mr. Carr is a member of the Investment Committee and Executive Committee of the Board of Directors.

         William D. Sanders, 57, has been a director of the Company since May 1996. Mr. Sanders was nominated to the Board as a designee of Security Capital U.S. Realty ("SC-USREALTY"), a major stockholder of the Company. He is the founder and Chairman of Security Capital Group, an affiliate of SC-USREALTY. Mr. Sanders retired on December 31, 1989 as Chief Executive Officer of LaSalle Partners Limited, a firm he founded in 1968. Mr. Sanders is on the Board of Directors of Security Capital European Realty; SC-USREALTY; and Storage USA, Inc. Mr. Sanders is a former trustee and member of the executive committee of the University of Chicago and a former trustee fellow of Cornell University. Mr. Sanders received his Bachelor of Science degree from Cornell University. He is a member of the Nominating Committee of the Board of Directors.


         Nominees for Election to Terms Expiring in 2000

         Ronald Blankenship, 49, has been a director of the Company since August 1998. Mr. Blankenship was nominated to the Board as a designee of SC-USREALTY. Mr. Blankenship has been the Vice Chairman and Chief Operating Officer of Security Capital Group Incorporated since 1998. Previously, he was Managing Director of Security Capital Group Incorporated from 1991 to 1998. Mr. Blankenship is a director of Security Capital Group Incorporated and Storage USA, Inc.

He received his B.B.A. from the University of Texas at Austin. Mr. Blankenship is a member of the Executive Compensation Committee of the Board of Directors.

         Timothy Howard, 50, has been a director of the Company since August 1998. Mr. Howard has been the Executive Vice President and Chief Financial Officer of Fannie Mae since 1990. From 1988 to 1990, Mr. Howard was Executive Vice President--Asset Management of Fannie Mae. Mr. Howard has held positions of increasing responsibility with Fannie Mae since beginning with the company in 1982. Mr. Howard received his Bachelor of Science and Masters in Economics degrees from UCLA. He is a member of the Audit Committee and Executive Compensation Committee of the Board of Directors.


         Incumbent Director--Term Expiring in 2000

         A. James Clark, 71, has been a director of the Company since February 1993. He has been Chairman of the Board and President of Clark Enterprises, Inc., a Bethesda, Maryland-based company involved in real estate, communications, and commercial and residential construction, since 1972. Mr. Clark is a member of the University of Maryland's Board of Visitors and Foundation and a Trustee Emeritus of the Johns Hopkins University and the Johns Hopkins Board of Medicine. He is also a member of the PGA Tour Golf Course Properties Advisory Board and an advisory director of Potomac Electric Power Company. Mr. Clark is a graduate of the University of Maryland. Mr. Clark is a member of the Executive Committee, the Executive Compensation Committee, the Investment Committee and the Nominating Committee of the Board of Directors.


         Incumbent Directors--Terms Expiring in 2001

         Thomas A. Carr, 40, has been President and a director of the Company since February 1993. In May 1997, Mr. Carr was elected Chief Executive Officer of the Company, at which time he resigned as Chief Operating Officer of the Company, a position he had held since April 1995. Prior to that time, Mr. Carr had been the Company's Chief Financial Officer since February 1993. Mr. Carr is a director of The Oliver Carr Company. He holds a Masters in Business Administration degree from Harvard Business School, and a Bachelor of Arts degree from Brown University. Mr. Carr is a member of the National Association of Real Estate Investment Trusts; the Young Presidents Organization; the Federal City Council; and the International Development Research Council. Mr. Carr is the son of Oliver T. Carr, Jr., the Chairman of the Board of Directors of the Company. He is a member of the Investment Committee and the Executive Committee of the Board of Directors.

         Caroline S. McBride, 45, has been a director of the Company since July 1996. Ms. McBride was nominated to the Board of Directors as a designee of SC-USREALTY. Since March 1997, Ms. McBride has been Managing Director of Security Capital Global Strategic Group, an affiliate of SC-USREALTY. From June 1996 to July 1997, Ms. McBride was Managing Director of Security Global Capital Management Group. Prior thereto, from July 1978 to May 1996, Ms. McBride was with IBM, where she was director of private market investments for the IBM Retirement Fund from 1994 to 1996 and director of real estate investments for the IBM Retirement Fund from 1992 to 1994. Ms. McBride is on the Board of Directors of Storage USA, Inc.; BelmontCorp; CWS Communities Trust; and the Real Estate Research Institute. Ms. McBride received her Masters in Business Administration degree from New York University and a Bachelor of Arts degree from Middlebury College. Ms. McBride is a member of the Investment Committee and the Audit Committee of the Board of Directors.

         Wesley S. Williams, Jr., 56, has been a director of the Company since February 1993. Mr. Williams has been a partner of the law firm of Covington & Burling, Washington, D.C., since 1975. He was adjunct professor of real estate finance law at Georgetown University Law Center from 1971 to 1973 and is a contributing author to several texts on banking law and on real estate finance and investment. Mr. Williams is on the Editorial Advisory Board of the District of Columbia Real Estate Reporter. Mr. Williams serves as a director of Blackstar Communications, Inc.; Blackstar LLC; and the Federal Reserve Bank of Richmond, Virginia. Mr. Williams is Co-Chairman of the Board of Directors and Co-CEO of The Lockhart Caribbean Corporation and its real estate, insurance, consumer finance, and internet services subsidiaries. Mr. Williams is a member of the Executive Committee of the Board of Trustees of Penn Mutual Life Insurance Company, of which he is the Senior Trustee. He received B.A. and J.D. degrees from Harvard University, an M.A. degree from the Fletcher School of Law and Diplomacy and an LL.M. from Columbia University. Mr. Williams is a member of the Executive Compensation Committee of the Board of Directors.


         Committees of the Board of Directors; Meetings

         Among the committees of the Board of Directors are a standing Audit Committee, Executive Compensation Committee, Nominating Committee, Executive Committee and Investment Committee. The Board of Directors also established an Ad Hoc Compensation Committee during 1998. The functions performed by these committees are described below.

         Audit Committee. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees of the independent public accountants, and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met three times in 1998.

         Executive Compensation Committee and Ad Hoc Compensation Committee. The Executive Compensation Committee is comprised entirely of non-employee directors, and is responsible for implementing and/or recommending to the Board of Directors compensation policies applicable to the Company's executive officers and for monitoring compliance with such policies. The Committee determines the Chief Executive Officer's compensation and approves compensation recommendations for the other executive officers of the Company as submitted by the Chief Executive Officer. It also administers the Company's stock option plan. The Ad Hoc Compensation Committee was a committee comprised solely of directors who qualified as "outside directors" under Section 162(m) of the Internal Revenue Code. The Company's Board of Directors established the Ad Hoc Compensation Committee to consider and make grants of options on November 11, 1998 that otherwise would have been subject to a limitation on deductibility under the Code. The Executive Compensation Committee met six times in 1998 and took action by unanimous written consent twice. The Ad Hoc Compensation Committee met one time in 1998.

         Nominating Committee. The Nominating Committee was established to consider and make recommendations to the Board of Directors regarding nominees for election as members of the Board of Directors. In addition, the Nominating Committee has the authority to review and approve compensation, benefits and other forms of remuneration for non-employee directors. The Nominating Committee is willing to consider nominees recommended by stockholders. Stockholders who wish to suggest qualified candidates must comply with the advance notice provisions and other requirements of Section 3.11 of the Company's by-laws. See "Stockholder Proposals" below. The Nominating Committee met once in 1998 and took action by unanimous consent once.

         Executive Committee. The Executive Committee may exercise the full authority of the Board of Directors, except that the Executive Committee may not amend the Company's charter or by-laws, adopt a plan of merger or consolidation, recommend to stockholders the sale or lease of all or substantially all of the Company's assets, elect directors, elect or remove officers or establish compensation for executive officers.

         Investment Committee. The Investment Committee has the authority to approve and authorize expenditures, agreements and other actions relating to the acquisition and/or disposition of assets by the Company, the incurrence of indebtedness by the Company or other encumbrances on the assets of the Company or other matters treated as capital items and involving less than $100,000,000 for any single transaction or series of related transactions, so long as such matters are consistent with the annual budget (as to amount and type of transaction).

         The Board of Directors held ten meetings during 1998 and took action by unanimous written consent five times. None of the directors attended fewer than 75% of the aggregate number of meetings of the Board of Directors held during the period he or she served on the Board and the number of meetings of committees of the Board of Directors on which he or she served during the period of service in 1998.


         Compensation of Directors

         The Company pays an annual retainer of $20,000 to directors who are not employees of the Company. The Company also pays each non-employee director a fee (plus out-of-pocket expenses) for attendance (in person or by telephone) at each meeting of the Board of Directors and committee meeting held on a non-Board meeting day. The Board of Directors meeting fee is $1,000 and the committee meeting fee is $500. In addition, the chairman of each committee receives an additional annual fee of $1,000.

         The Company also compensates its non-employee directors through its 1995 Non-Employee Director Stock Option Plan. The plan provides for the grant of 3,000 options to purchase shares of common stock of the Company upon a non-employee director's initial election to the Board. Assuming Proposal 4 is approved by the stockholders, each continuing non-employee director will receive a grant of options to purchase 7,500 shares of the Company's common stock immediately following the election of directors at each annual meeting of the Company's stockholders. The plan currently provides for an annual grant of 5,000 shares, and would continue to do so if Proposal 4 is not approved by the stockholders.


         Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and greater than ten percent stockholders are required by the SEC to furnish the Company with copies of all Forms 3, 4 and 5 they file.

         Based on the Company's review of the copies of such forms it has received and on written representations from certain reporting persons that they were not required to file a Form 5 for the fiscal year, the Company believes that its executive officers, directors and greater than ten percent stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 1998, except that Robert E. Peterson, who at the time was an executive officer of the Company, filed a Form 4 in an untimely manner.

         Vote Required and Recommendation

         The affirmative vote of a plurality of the votes cast at the annual meeting will be required for the election of directors. A properly executed proxy marked "Withhold Authority" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the most votes.

         The Board of Directors of the Company recommends a vote FOR the candidates named in this Proxy Statement as directors to hold office until the expiration of the terms for which they have been nominated and until their successors are elected and qualified. Should any one or more of these nominees become unable to serve for any reason before the annual meeting, the Board of Directors may designate a substitute nominee or nominees, in which event the persons designated as proxy holders on the enclosed proxy will vote for the election of such substitute nominee or nominees, or may reduce the number of members of the Board of Directors.

                            APPROVAL OF AMENDMENTS TO
                         STOCK-BASED COMPENSATION PLANS
                             (Proposals 2, 3 and 4)

         Introduction

         The Company currently uses two stock-based plans to make grants of compensation using its common stock. The Company's 1997 Stock Option and Incentive Plan (the "1997 Plan") is used to make grants of compensation, such as grants of stock options, restricted stock and restricted stock units, to personnel who are and will be responsible for the Company's future growth and continued success. The Company's 1995 Non-Employee Director Stock Option Plan (the "Outside Directors' Plan") provides a means whereby the Company can automatically grant stock options to non-employee (outside) directors on an annual basis. The Company believes that grants under these plans better align the interests of the grantees with those of the stockholders and provide strong incentives to serve the Company and to expend maximum effort to improve the organization's earnings and other measures of performance.

         On March 15, 1999, the closing price for a share of the Company's common stock on the New York Stock Exchange was $21.9375.

         Proposal 2: Increasing Number of Shares Authorized for Issuance Under the 1997 Plan

         The 1997 Plan currently authorizes the issuance of 7,200,000 shares of the Company's common stock pursuant to grants. As of March 15, 1999, the Company had reserved or issued 5,695,337 of these shares, leaving only 1,504,663 shares available for future grants. The Board of Directors is recommending that stockholders approve an amendment to the 1997 Plan increasing the number of shares authorized for grants from 7,200,000 to 10,000,000. In the opinion of the Board of Directors, the amendment is necessary if the Company is to have sufficient shares available in 2000 and beyond to make what the Board considers to be competitive stock option, restricted stock and restricted stock unit grants to the Company's employees. The Board believes that the proposed increase will promote the interests of the Company and its stockholders and enable the Company to continue to attract, retain and reward talented personnel important to the Company's success.

         The number of options or shares received by or allocated to any person or group of persons under the 1997 Plan will not necessarily change as a result of adoption of Proposal 2.

         Proposal 3:  Extending 1997 Plan Eligibility to Non-Employee Directors

         The 1997 Plan as originally adopted authorized grants only to employees of the Company and its subsidiaries. The Board of Directors has adopted an amendment to the 1997 Plan which permits grants to be made under the 1997 Plan to directors of the Company and its subsidiaries who are not employees. The Board of Directors believes this flexibility is advisable in order to permit the Company to devise compensation arrangements that more closely align the interests of the Company's outside directors with those of the stockholders. The Board believes that the extension of eligibility to outside directors will promote the interests of the Company and its stockholders and enable the Company to continue to attract, retain and reward talented outside directors important to the Company's success.

         The Board is seeking approval by stockholders of the extension of eligibility to outside directors to ensure that any future grants of incentive compensation to outside directors will satisfy the requirements of the New York Stock Exchange, the exchange on which the Company's common stock is listed. The number of options or shares received by or allocated to any person or group of persons under the 1997 Plan will not necessarily change as a result of the adoption of Proposal 3.

         Proposal 4: Increasing Number of Options Issued Annually to Continuing Non-Employee Directors

         The Outside Directors' Plan provides non-employee or outside directors with automatic grants of stock options on an annual basis. Currently, outside directors receive options to acquire 5,000 shares of common stock of the Company at the time of the annual meeting of stockholders. The Board of Directors is recommending that stockholders approve an amendment to the Outside Directors' Plan which would increase this number to 7,500. If approved by the stockholders, the amendment would be effective for outside directors continuing in office after the 1999 annual meeting of stockholders.

         The table below shows the number of stock options granted to each outside director under the Outside Directors' Plan upon initial election to the Board and annually thereafter to each continuing outside director before and after adoption of Proposal 4.

                 New Plan Benefits under Outside Directors' Plan

                                                                       Number of Options Granted
      Position                                                 Before Amendment          After Amendment
      --------                                                 ----------------          ---------------
      Each New Outside Director..........................           3,000                     3,000
      Each Continuing Outside Director...................           5,000                     7,500
      1999 Continuing Outside Director Group.............          35,000                    52,500


         The Board believes that the proposed increase in the number of options granted annually to each continuing outside director will promote the interests of the Company and its stockholders by enabling the Company to continue to retain and appropriately reward well-qualified outside directors important to the Company's success. The proposal is based on the recommendation of an outside compensation consultant. The compensation consultant made recommendations on outside directors' compensation after surveying REIT and general industry peer groups of the Company.

         Features of the 1997 Plan

         Types of Grants; Eligibility. The 1997 Plan, which would be amended by Proposals 2 and 3, currently provides for the grant of options, restricted stock and restricted stock units to all employees of the Company and its subsidiaries, including Carr Realty, L.P., CarrAmerica Realty, L.P., and CarrAmerica Realty Services, Inc., as determined by the Executive Compensation Committee, which administers the 1997 Plan. The Company has allocated 2,000,000 of the 7,200,000 shares currently authorized for issuance under the 1997 Plan for issuance to employees of affiliates of the Company in which the Company holds a minimum 90% economic interest. If Proposal 3 is approved by the Company's stockholders, the Company also would be authorized to make grants under the 1997 Plan to directors of the Company who are not employees. Although all employees are eligible for grants, the Company traditionally has awarded grants under the 1997 Plan to a group of employees that currently includes approximately 150 persons. Other than as discussed below with respect to permitting outside directors to purchase options with annual retainer fees, the Board of Directors has no current plans to expand the categories of persons to whom grants generally are made if Proposals 2 and 3 are approved.

         Each stock option granted under the 1997 Plan may be exercised for one share of the Company's common stock. Options may be nonqualified stock options or incentive stock options within the meaning of Section 422 of the Internal Revenue Code. Restricted stock is granted in the form of shares of the Company's common stock subject to restrictions and a risk of forfeiture.

Restricted stock units are units that represent a conditional right to receive a share of common stock in the future. Grantees of restricted stock units are not stockholders as a result of such grants and are not entitled to dividend and voting rights. The maximum number of shares of common stock available for grant to any individual in any year is 500,000.

         The Board of Directors has authority to establish special programs for grants under the 1997 Plan. The Board has authorized establishment of one such program under which outside directors may elect to replace their annual cash retainers with a similarly valued stock option grant valued on the basis of the Black-Scholes option valuation method or other option valuation method.

         Vesting; Exercise; Price. Under the 1997 Plan, the Executive Compensation Committee has authority to determine the number of stock options, shares of restricted stock or restricted stock units to be granted to eligible individuals and the terms and conditions of each grant, including the exercise price of any stock option and the nature and duration of any restriction or condition relating to the vesting, exercise, transfer or forfeiture of a stock option or grant of restricted stock or restricted stock units. As a matter of practice, the Executive Compensation Committee has delegated to the President of the Company authority to determine the employees other than executive officers who are to receive grants under the 1997 Plan, after the Executive Compensation Committee has set aside a pool of shares for such grants. Stock options granted under the 1997 Plan generally expire on the tenth anniversary of the date of grant. Under the 1997 Plan, stock options must be exercised within 365 days of the termination of employment of the option holder for reasons other than death or disability. The exercise price of each option is the fair market value on the grant date of the underlying shares of the Company's common stock, except in special circumstances.

         Amendments; Termination. The Board of Directors has the right to amend, terminate or suspend the 1997 Plan. The Board may not amend the 1997 Plan in a way that causes it to not comply with the Internal Revenue Code without the approval of the Company's stockholders.

         Features of the Outside Directors' Plan

         Eligibility. The Outside Directors' Plan, which would be amended by Proposal 4, provides for the issuance of options to purchase up to 270,000 shares of common stock of the Company to members of the Company's Board of Directors who are not officers or employees of the Company or its subsidiaries. Options to purchase 140,000 of such shares already have been granted. Options granted under the plan do not constitute "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code. Assuming election at the 1999 annual meeting of the five outside directors nominated by the Board, seven outside directors will be eligible for automatic annual grants under the Outside Directors' Plan in connection with the meeting.

         Awards. All outside directors receive options to purchase 3,000 shares of common stock of the Company under the Outside Directors' Plan upon their initial election to the Board. Each outside director continuing in office then automatically receives a grant of options annually in connection with the Company's annual meeting of stockholders. Currently, the automatic grant is for 5,000 shares. If Proposal 4 is approved by the stockholders, the automatic grant will be increased to 7,500 shares.

         Vesting; Exercise; Price. Options granted under the Outside Directors' Plan vest over a three-year period, 33-1/3% per year, on the anniversaries of the grants (subject to immediate vesting upon the occurrence of certain events). Options granted under the plan expire on the tenth anniversary of the grant, but must be exercised within 90 days of the removal or resignation from the Board of the holder or the failure of the holder to be re-elected to the Board. The exercise price of options granted under the plan is the fair market value of the Company's common stock on the date of grant.

         Amendments; Termination. The Board of Directors has the right to terminate, amend or suspend the Outside Directors' Plan, but the following amendments require approval of the Company's stockholders: (i) a material increase in the benefits accruing to participants of the plan; (ii) a material increase in the number of shares of common stock authorized for issuance under the plan; or (iii) a material modification of the eligibility requirements for the plan.

         Federal Tax Consequences

         The grant of a stock option is not a taxable event for the option holder or the Company, assuming the exercise price is equal to the fair market value of the underlying stock on the date of grant. Upon exercise of a non-qualified stock option (as opposed to an incentive stock option), the option holder will be deemed to receive ordinary income in an amount equal to the difference between the exercise price and the fair market value of the underlying share of common stock on the date of the exercise and the Company will be entitled to a deduction for the amount recognized as ordinary income by the option holder. Upon exercise of an incentive stock option, the option holder will not recognize taxable income, and any gain realized upon disposition of shares received pursuant to the exercise will be taxed as long-term capital gain. However, the excess of the fair market value of the shares subject to an incentive stock option on the exercise date over the exercise price will be included in the option holder's alternative minimum taxable income in the year of exercise.

         Accounting Treatment

         Option grants or stock issuances under stock-based compensation plans to employees and members of the Board of Directors with exercise or issue prices not less than the fair market value of the underlying shares on the grant or issue date will not result in any direct charge to the Company's earnings. The fair value of those options is required to be disclosed in the notes to the Company's financial statements, however, and the Company must also disclose, in pro forma disclosures in its financial statements, the impact those options would have upon the Company's reported earnings were the value of the options at the time of grant treated as compensation expense. Any option grants or stock issuances with exercise or issue prices less than the fair market value of the underlying shares on the grant or issue date would result in compensation expense to the Company's earnings equal to the excess of the fair market value of the shares on the grant or issue date over the exercise or issue price. Such charge would be expensed by the Company over the period benefited (usually the vesting period of the option). Whether or not granted at a discount, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis.

         Votes Required and Recommendation

         Proposals 2, 3, and 4 require the affirmative vote of a majority of the votes cast by stockholders. Abstentions and broker non-votes will have no effect on the result of the vote on the proposals, assuming that the number of votes cast represents 50% of all outstanding shares of common stock.

         The Board of Directors recommends a vote FOR Proposals 2, 3 and 4. Proxies solicited by the Board will be so voted in the absence of instructions to the contrary.

                             EXECUTIVE COMPENSATION

         The following table provides information on the annual and long-term compensation for the Company's Chief Executive Officer and the four most highly compensated other executive officers of the Company (the "Named Executive Officers") for the periods indicated:

                           Summary Compensation Table

                                                                                    Long-Term Compensation
                                                                               -----------------------------
                                                Annual Compensation                        Awards
                                         ----------------------------------    -----------------------------
                                                                   Other        Restricted      Securities
                                                                  Annual        Stock Unit      Underlying       All Other
Name and Principal Position     Year     Salary       Bonus    Compensation    Awards ($)(1)  Options (#)(2)    Compensation
---------------------------     ----     ------       -----    ------------    -------------  --------------    ------------
Thomas A. Carr................ 1998    $332,500(3)  $350,000        0          $2,000,000        550,000        $  9,080(4)
   President and Chief         1997    $275,000     $300,000        0               0             76,814        $  8,932(4)
   Executive Officer           1996    $225,000     $225,000        0               0                  0        $  8,728(4)

Brian K. Fields............... 1998    $205,000     $205,000        0               0             75,000        $213,909(5)
   Chief Financial Officer     1997    $185,000     $185,000        0               0             43,850        $  8,932(6)
                               1996    $185,000     $185,000        0               0                  0        $  8,728(6)

Kent C. Gregory............... 1998    $205,000     $153,750        0          $1,000,000        150,000        $  8,940(8)
   Managing Director--         1997    $136,125(7)  $ 97,500        0               0             42,389        $    220(8)
   National Accounts

Philip L. Hawkins............. 1998    $281,975(9)  $230,750        0          $1,500,000        400,000        $  9,080(11)
   Chief Operating Officer     1997    $210,000     $250,000  $ 87,422(10)          0             62,389        $  8,932(11)
                               1996    $116,731(9)  $210,000  $ 91,868(10)          0             20,000        $    921(11)

Robert E. Peterson............ 1998    $215,000     $161,250        0          $1,000,000        170,000        $  9,025(12)
   Managing Director--         1997    $190,000     $215,000        0               0             62,389        $  8,932(12)
   Development                 1996    $ 26,308(13) $ 15,000        0               0             20,000        $    921(12)

(1) Represents the value of grants of restricted stock units made under the Company's 1997 Stock Option and Incentive Plan on the date of grant. The restricted stock units vest ratably over a five-year period, assuming the grantee is still an employee of the Company or otherwise eligible for vesting on the vesting date. On each vesting date, the grantee will receive shares representing 20% of the total number of restricted stock units granted plus an amount equal to the dividends that would have been paid on such shares had the shares been outstanding since the grant date, or the cash equivalent thereof, at the Company's option. The grants of restricted stock units do not entitle the grantees to any current dividend or voting rights. As of December 31, 1998, the total holdings of restricted stock units of the Named Executive Officers (with one unit deemed equivalent to the value of one share) and the market value of such holdings were as follows: Mr. Thomas A. Carr: 83,553 units ($2,005,272); Mr. Fields: 0 units ($0); Mr. Gregory: 41,776 units ($1,002,624); Mr. Hawkins: 62,663 units
     ($1,503,912); Mr. Peterson: 41,776 units ($1,002,624). The following table provides information on grants of restricted stock units during 1998 scheduled to vest in under three years from the date of grant:

                               No. of Units Vesting on   No. of Units Vesting on
             Grantee                   11/06/99                11/06/00
             -------                   --------                --------
    Thomas A. Carr                      16,711                   16,711
    Kent C. Gregory                      8,355                    8,355
    Philip L. Hawkins                   12,533                   12,533
    Robert E. Peterson*                  8,355                    8,355

    * None of the restricted stock units granted to Mr. Peterson during 1998 will vest because he terminated his employment with the Company effective March 6, 1999. He will therefore not satisfy the condition for vesting of the units of continued employment by the Company.

(2) All option grants were made under the Company's 1997 Stock Option and Incentive Plan other than Mr. Hawkins' 1996 option grant. Mr. Hawkins' 1996 grant was made under the 1993 Carr Realty Option Plan at the time he was hired by the Company, which was before the 1997 plan was approved. The 1993 plan provides for the grant of options to acquire Class A Units of Carr Realty, L.P., a limited partnership through which the Company conducted most of its business before 1996. Holders of such Class A Units have the right to redeem them for cash or common stock of the Company, at the option of the Company.

(3) Mr. Carr's annual salary was $300,000 from January until October 1998, when it was increased to $450,000.

(4) Consists of employer contributions for 1998, 1997 and 1996 to the CarrAmerica Realty Retirement Plan and Trust in the amounts of $8,000, $7,800, and $7,500 respectively, and life, AD&D and long-term disability insurance premiums in the amounts of $1,080, $1,132, and $1,228, respectively.

(5) Includes a severance payment of $205,000 made to Mr. Fields in connection with his resignation as an executive officer of the Company as of January 4, 1999. Also includes an employer contribution for 1998 to the CarrAmerica Realty Retirement Plan and Trust in the amount of $8,000 and life, AD&D and long-term disability insurance premiums in the amount of $909. The severance payment was made pursuant to a severance agreement between the Company and Mr. Fields under which, in consideration of certain agreements by Mr. Fields, the Company agreed to pay him the severance payment and the bonus for 1998 set forth in this table. In addition, the agreement provided for immediate vesting of 110,080 options to purchase shares of the Company's common stock held by Mr. Fields and for the continued exercisability of all of Mr. Fields' options until January 4, 2001.

(6) Consists of employer contributions for 1998, 1997 and 1996 to the CarrAmerica Realty Retirement Plan and Trust in the amounts of $8,000, $7,800, and $7,500, respectively, and life, AD&D and long-term disability insurance premiums in the amounts of $909, $1,132, and $1,228, respectively.

(7) Mr. Gregory began his employment with the Company in 1997. The amount set forth as salary for Mr. Gregory for 1997 represents actual salary paid to him for work performed from his hire date to December 31, 1997.
     His annualized salary for 1997 was $195,000.

(8) Consists of an $8,000 contribution to the CarrAmerica Realty Retirement Plan and Trust for 1998 and contributions for 1998 and 1997 for life, AD&D and long-term disability insurance premiums in the amounts of $940 and $220, respectively.

(9) Mr. Hawkins' annual salary was $250,000 from January until October 1998, when it was increased to $380,000. Mr. Hawkins began his employment with the Company in 1996. The amount set forth as salary for him in 1996 represents the actual salary paid to him for work performed from his hire date to December 31, 1996. His annualized salary for 1996 was $210,000.

(10) Reimbursement for employment-related expenses.

(11) Consists of $8,000 and $7,800 contributions to the CarrAmerica Realty Retirement Plan and Trust for 1998 and 1997 and contributions for 1998, 1997 and 1996 for life, AD&D and long-term disability insurance premiums in the amounts of $1,080, $1,132 and $921, respectively.

(12) Consists of $8,000 and $7,800 contributions to the CarrAmerica Realty Retirement Plan and Trust for 1998 and 1997 and contributions for 1998, 1997 and 1996 for life, AD&D and long-term disability insurance premiums in the amounts of $1,025, $1,132 and $921, respectively.

(13) Mr. Peterson began his employment with the Company in 1996. The amount set forth as salary for him for 1996 represents actual salary paid to him for work performed from his hire date to December 31, 1996. His annualized salary for 1996 was $190,000.

         The following table provides information on options granted to the Named Executive Officers during the last fiscal year. All such options are exercisable at the fair market value of a share of the Company's common stock on the date of grant. The options have no value unless the Company's stock price appreciates and the holder satisfies all applicable vesting requirements. All the options granted to the Named Executive Officers and to executive officers of the Company during 1998 vest 20% per year over five years, except as noted in the footnotes to the table. Options granted by the Company to other employees during 1998 vest 25% per year over four years.

                        Option Grants in Last Fiscal Year

                                                                                  Potential Realizable Value at
                                                                               Assumed Annual Rates of Stock Price
                              Individual Grants                                   Appreciation for Option Term
------------------------------------------------------------------------------ ------------------------------------
        (a)               (b)            (c)           (d)           (e)              (f)               (g)
                                     Percent of
                                        Total
                        Number of       Options
                       Securities    Granted to
                       Underlying   Employees in     Exercise
                        Options        Fiscal         Price       Expiration
       Name             Granted         Year        ($/Share)        Date           5%($)            10%($)
       ----             -------     ------------    ---------     ----------        -----            ------

Thomas A. Carr
1st Grant              150,000                      $ 29.75         1/21/08     $ 2,806,500      $ 7,111,500
2nd Grant              400,000(1) {Total of 13.1%}    24.00        11/11/08       6,036,000       15,300,000


Brian K. Fields         75,000         1.8%           29.75         1/21/08       1,403,250        3,555,750

Kent C. Gregory
1st Grant               75,000                        29.75         1/21/08       1,403,250        3,555,750
2nd Grant               75,000    {Total of 3.6%}     24.00        11/11/08       1,131,750        2,868,750

Philip L. Hawkins
1st Grant              100,000                        29.75         1/21/08       1,891,000        4,741,000
2nd Grant              300,000(2) {Total of 9.5%}     24.00        11/11/08       4,527,000       11,475,000

Robert E. Peterson
1st Grant               85,000                        29.75         1/21/08       1,590,350        4,029,850
2nd Grant               85,000    {Total of 4.0%}     24.00        11/11/08       1,282,650        3,251,250

----------------
(1)  250,000 of these options vest at the end of five years.
(2)  200,000 of these options vest at the end of five years.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values

                                                             Number of Securities        Values of Unexercised
                                                           Underlying Unexercised           In-the-Money
                            Shares                           Options at FY End(1)         Options at FY End(2)
                           Acquired            Value       --------------------------   ---------------------------
        Name             on Exercise         Realized      Exercisable  Unexercisable   Exercisable    Unexercisable
        ----             -----------         --------      -----------  -------------   -----------    -------------
Thomas A. Carr .......         0                 0          135,363        611,451       $168,688       $    0
Brian K. Fields ......         0                 0           68,770        110,080         84,329            0
Kent C. Gregory.......         0                 0            8,478        183,911              0            0
Philip L. Hawkins ....         0                 0           20,478        461,911              0            0
Robert E. Peterson....         0                 0           20,478        231,911              0            0

(1) Number of shares of common stock underlying options granted under the Company's 1997 Stock Option and Incentive Plan or shares of common stock for which Class A Units of Carr Realty, L.P. underlying options granted under the 1993 Carr Realty Option Plan would have been redeemable.
(2) Based on the last reported sale price of the Company's common stock on the NYSE on December 31, 1998 of $24.00.

         Employment Contracts

         None of the Named Executive Officers currently has an employment contract with the Company.

         Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate SEC filings, in whole or in part, the following Performance Graph and the Report of the Executive Compensation Committee and Ad Hoc Compensation Committee shall not be incorporated by reference into any such filings:





                                PERFORMANCE GRAPH







                        [Graphic appears in printed copy.]








* Assumes $100 invested on December 31, 1993 in common stock of CarrAmerica Realty Corporation or in the securities comprising the S&P 500 index or the NAREIT Equity index, assuming reinvestment of dividends.

         The points on the graph represent the following numbers:

Last Trading Day of                                      CarrAmerica            S&P 500           NAREIT Equity
-------------------                                      -----------            -------           -------------
1998     .........................................           $152                $294                $160
1997     .........................................           $187                $229                $193
1996     .........................................           $162                $171                $161
1995     .........................................           $126                $139                $119
1994     .........................................           $ 85                $101                $103
1993     .........................................           $100                $100                $100

                 REPORT OF EXECUTIVE COMPENSATION COMMITTEE AND
                          AD HOC COMPENSATION COMMITTEE

         The Executive Compensation Committee and the Ad Hoc Compensation Committee of the Company's Board of Directors present this report on the Company's compensation policies as they affected the compensation reported above for the Company's executive officers for fiscal year 1998. In performing their responsibilities, these committees had the benefit of reports prepared by the Company's outside compensation consultant. The outside consultant provided information and advice on competitive compensation policies and practices and on the reasonableness of the compensation paid to executives of the Company.

         Executive Compensation Philosophy

         The Company's executive officer compensation policies incorporate a variety of objectives, including rewarding executive officers commensurate with the Company's performance, providing competitive compensation opportunities, recognizing individual performance and responsibility, and assisting the Company in attracting and retaining a highly motivated, performance-oriented executive management team. The Company believes that the use of such objectives to determine compensation for its executive officers serves as an important part of the foundation from which to enhance shareholder value. The Company implemented its executive officer compensation policies for 1998 with a compensation program based on the total direct compensation package of each executive officer. The Company evaluated each officer's package as a whole and in terms of two components: an annual component, which included base salary and a cash bonus opportunity; and a long-term incentive component, which included grants of both stock options and restricted stock units.

         In assessing the competitiveness of the Company's executive officer compensation, the Executive Compensation Committee reviewed materials brought to its attention by the Company's outside compensation consultant on the compensation practices of approximately 10 other large publicly-traded office REITs and of approximately 20 to 35 other large publicly-traded REITs. The Committee also reviewed materials on other public companies with capitalizations of between $1.0 and $3.0 billion. The Company's current capitalization is approximately $2.1 billion. The REITs whose compensation practices were reviewed constitute only a portion of the 178 REITs included in the NAREIT Equity Index, which is used in the Performance Graph above to compare stockholder returns. The Committee believes that the Company's competitors for executive talent are not necessarily companies included in the NAREIT Equity Index, most of which have smaller capitalizations than that of the Company.

         Annual Component

         Base Salaries. The Company established base salaries for executive officers for fiscal year 1998 in late 1997 after a formal annual review of base salaries by the Executive Compensation Committee. An outside compensation consultant provided advice in the course of the review. The principal elements that entered into the Company's determination to increase base salaries to the levels reported for 1998 were the competitiveness of the Company's base salaries compared to those paid by other large office REITs, the roles and responsibilities of the individual, the contributions of the individual to the Company's business, the requirements of the individual's job and the individual's prior experience and accomplishments. In October 1998, the base salaries of the Company's CEO and COO were increased by the Executive Compensation Committee following its review of additional information supplied by the outside compensation consultant.

         Cash Bonuses. The Company uses annual cash bonuses as a primary method of rewarding executive officers commensurate with the Company's performance and individual performance. Early in fiscal year 1998, the Company established a target bonus amount for each executive officer equal to a percentage of the executive officer's base salary, after review of the proposed targets by the Executive Compensation Committee. The target bonus amounts for the Named Executive Officers other than the Chief Executive Officer were equal to 80% of their base salaries. The target bonus amounts for the other executive officers were equal to 33% to 80% of their base salaries. Payment of the target bonus amounts was to be based primarily on three factors, assuming the adequacy of the Company's cash and capital resources: (i) the Company's attainment of a specific target in terms of funds from operations (FFO) per share; (ii) each officer's achievement of individualized quantitative and qualitative financial and operational goals related to the activities he or she managed; and (iii) management's discretion. The Company retains the discretion to increase or decrease annual bonuses in any given year above or below target amounts to take into account extraordinary performance or events. The Executive Compensation Committee did not establish a target bonus amount for the Chief Executive Officer for 1998 because the Committee did not wish to restrict its flexibility to set the CEO's final bonus at the appropriate level, as discussed below.

         In early 1999, the Company determined to pay the executive officers bonuses at targeted levels after the Company attained its FFO target and the Executive Compensation Committee reviewed each officer's performance measured against his or her established quantitative and qualitative financial and operational goals. In one instance, the Company paid an executive officer a bonus higher than the targeted level.

         Long-Term Incentive Component

         The Company used two forms of long-term incentive compensation--stock options and restricted stock units -- in 1998 as methods of aligning the financial interests of its executive officers more closely with those of its stockholders. The long-term compensation reported for 1998 reflects a decision by the Company to emphasize the retention element of executive officer compensation. The Executive Compensation Committee believes that emphasizing executive officer retention will maintain and improve the Company's performance. In particular, the Company increased long-term incentive compensation to make its executive compensation more competitive with levels at companies competing for executive talent. In general, the Company attempted to set total direct compensation for its executive officers competitive with levels for executive officers of peer group REITs and peer group public companies based on capitalization.

         Upon the Executive Compensation Committee's recommendation, the Board of Directors concluded that the Company's long-term incentive opportunities for executive officers should be increased on an annual basis. A compensation mix weighted more heavily towards long-term incentive compensation better aligns the interests of the Company's executive officers with those of its stockholders, because long-term incentive compensation is more closely linked to long-term performance and stock price. Increasing long-term incentive opportunities also provides a more competitive level of compensation. As a general matter, the Company's long-term incentive compensation grants in 1998 were weighted more heavily in value towards restricted stock units, as opposed to stock options. The Company adjusted the percentage of restricted stock units and stock options granted to each executive officer based on factors that were unique to each officer.

         Stock Options. The Company made two series of stock option grants in 1998, one in January and another in November. The January grants were made following a review of 1997 performance. The November grants were intended to replace regular grants of options that the Company ordinarily would have made in January 1999 following a review of 1998 performance, which review was preliminarily conducted in November 1998. The early grants provided the grantees with a favorable exercise price, given what was considered a relatively low market price of the Company's common stock at the time and the Company's policy of granting options with an exercise price equal to the market price of its common stock at the time of grant. The Company currently does not expect to make any further grants of options to its executive officers in 1999.

         To encourage the Company's employees to seek long-term appreciation in the value of the Company's common stock, stock options generally vest over a specified period of time, and then only if the employee remains with the Company. Accordingly, an employee generally must remain with the Company for a period of years to enjoy the full economic benefit of a stock option. For 1998, the Company attempted to establish vesting periods for long-term incentive awards to maximize the retentive potential of such awards. The Company established five-year pro rata vesting schedules for all stock option awards to executive officers other than the Chief Executive Officer and the Chief Operating Officer, and four-year pro rata vesting schedules for stock option grants to non-executive personnel. In order to increase the retentive value to the Company of the option grants to the Company's CEO and COO, their vesting schedules provide five-year pro rata vesting for approximately 35% of the options and five-year cliff vesting (i.e., no options vest until the end of five years) for approximately 65% of the options.

         Restricted Stock Units. The Company made grants of restricted stock units to its executive officers in 1998 for the first time. These grants resulted from a recommendation of the Company's outside compensation consultant. The consultant reported that it had detected a trend in the Company's REIT peer group towards granting substantial amounts of restricted stock or restricted stock units. In years past, the Company and its peer group companies have relied primarily on stock options for their long-term incentive programs. The Executive Compensation Committee believes that these restricted stock unit grants bring the Company's overall long-term incentive compensation payable to its executive officers more in line with the compensation arrangements that have been implemented by the Company's competitors for executive talent.

         The Company's Board of Directors determined that the restricted stock unit grants should vest ratably over five years in order to moderate their negative earnings impact and to increase the retention value of the awards. The Board approved substantial, one-time restricted stock unit grants to the Named Executive Officers due to the below market long-term incentives provided to them by the Company over the past three to five years. The Board determined that these awards should vest ratably over five years because of the one-time, catch-up nature of the awards, and to increase their value as a retentive device.

         Chief Executive Officer Compensation

         The compensation reported for the Company's Chief Executive Officer for 1998 was determined by the Executive Compensation Committee substantially in conformity with the policies described above for all other executive officers of the Company. The Committee, however, provided that a greater percentage of the CEO's total compensation would be payable through annual bonus and other incentive compensation, rather than through base salary. Also, not wishing to restrict its flexibility, the Committee did not establish a target bonus amount for the CEO at the beginning of 1998, preferring to make a decision after the end of the year. The Committee granted the CEO a bonus equal to approximately 105% of the base salary reported for him after the end of the year based on his exceptional performance, as demonstrated by the Company exceeding its target FFO, effective implementation of the Company's strategic plan, development of the Company's management team, and successful adaptation of the Company's business and capital plans, during a challenging year characterized by a difficult capital market and other significant management challenges.

         Deductibility of Executive Officer Compensation

         Section 162(m) of the Internal Revenue Code denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure, and stockholder approval requirements are met. The Company's stock option grants to executive officers in 1998 are intended to qualify as "performance-based" compensation not subject to the Section 162(m) deduction limitation. The Company's restricted stock unit grants in 1998 are subject to the $1 million deduction limitation because they vest over time and are not considered "performance-based" within the meaning of Section 162(m). The Executive Compensation Committee believes that a substantial portion of the compensation awarded to executive officers as annual cash bonuses would be exempted from the $1 million deduction limitation. The Committee's present intention is to qualify, to the extent reasonable, a substantial portion of each executive officer's compensation for deductibility under applicable tax laws.


               Ad Hoc Compensation Committee                             Executive Compensation Committee
     (as to information on option grants of 11/11/98)                    (as to remainder of information)
                     Andrew F. Brimmer                                          Ronald Blankenship
                      Timothy Howard                                              A. James Clark
                  Wesley S. Williams, Jr.                                    Wesley S. Williams, Jr.

                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

         A. James Clark, Ronald Blankenship, Todd W. Mansfield and Wesley S. Williams, Jr. served on the Executive Compensation Committee of the Board of Directors during 1998. Mr. Mansfield served on the Executive Compensation Committee until August 6, 1998, when he resigned from the Board of Directors. Mr. Mansfield was replaced by Mr. Blankenship. Andrew F. Brimmer, Timothy Howard and Wesley Williams, Jr. served on the Ad Hoc Compensation Committee. None of these individuals was or ever has been an employee of the Company or any of its subsidiaries. Mr. Clark and Mr. Blankenship had the relationships described below that are required to be disclosed in this Proxy Statement.

         Mr. Clark owns interests in certain entities that were parties to certain transactions involving the Company. A wholly owned subsidiary of Clark Enterprises, Inc., an entity of which Mr. Clark is the majority stockholder and which is a holder of Class A Units of Carr Realty, L.P., has provided construction management services to an affiliate of the Company, CarrAmerica Development, Inc. In connection with these services, the affiliate paid $19.6 million to Clark Enterprises for 1998.

         Mr. Blankenship is Vice Chairman and Chief Operating Officer of Security Capital Group Incorporated, an affiliate of SC-USREALTY, a major stockholder of the Company. The Company made payments of $0.3 million to Security Capital Investment Research Incorporated, another affiliate of SC-USREALTY, for research rendered in connection with the acquisition of operating and development properties for 1998.


                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         The following table sets forth information regarding the beneficial ownership of shares of common stock of the Company as of March 15, 1999 for (1) each person known by the Company to be the beneficial owner of more than 5% of the outstanding common stock, (2) each director of the Company and each Named Executive Officer, and (3) the directors and executive officers of the Company as a group. Unless otherwise indicated in the footnotes, all such interests are owned directly, and the person or entity identified as the beneficial owner has sole voting and investment power. The number of shares reported as beneficially owned by a person represents the number of shares of common stock the person holds (including shares of common stock that may be issued upon exercise of options that are exercisable within 60 days of March 15, 1999) plus the number of shares into which Class A Units of Carr Realty, L.P. held by the person (including Class A Units of Carr Realty, L.P. that may be issued upon the exercise of options that are exercisable within 60 days of March 15, 1999) are redeemable (if the Company elects to issue shares rather than pay cash upon such redemption). For purposes of the following table, the number of shares of common stock and Class A Units deemed outstanding includes 71,767,759 shares of common stock, 4,732,338 Class A Units of Carr Realty, L.P., 1,777,587 Units of CarrAmerica Realty, L.P. and 887,947 Class A Units and 854,715 shares of common stock issuable upon exercise of options exercisable within 60 days of March 15, 1999. The extent to which a person holds Class A Units of Carr Realty, L.P. or CarrAmerica Realty, L.P. or options to purchase common stock or Class A Units of Carr Realty, L.P. which are exercisable within 60 days of March 15, 1999, rather than common stock, is set forth in the footnotes.

                                                                                       Percent         Percent of
                                                          Number of Shares/Units       of All         All Shares &
                  Beneficial Owner                          Beneficially Owned        Shares(1)         Units(2)
                  ----------------                        ----------------------      ---------       ------------

More Than 5% Beneficial Owner

Security Capital U.S. Realty
Security Capital Holdings S. A. (3) ......................        28,603,417            39.9%             35.7%
69, route d'Esch
L-2953 Luxembourg

Directors

Ronald Blankenship (3) ...................................                 0                *                *
Security Capital Group
125 Lincoln Avenue
Santa Fe, NM  87501

Andrew F. Brimmer (4).....................................            17,275                *                *
Brimmer & Company
4400 MacArthur Boulevard, NW
Washington, DC  20007

Oliver T. Carr, Jr. (5)...................................         1,615,303             2.2%              2.0%
CarrAmerica Realty Corporation
655 15th Street, NW
Washington, DC  20005

Thomas A. Carr (6) .......................................           223,236                *                *
CarrAmerica Realty Corporation
1850 K Street, NW
Washington, DC  20006

A. James Clark (7) .......................................           953,588             1.3%              1.2%
Clark Enterprises, Inc.
7500 Old Georgetown Road
Bethesda, MD  20814

Timothy Howard (8) .......................................            13,680                *                *
Fannie Mae
3900 Wisconsin Ave, N.W.
Washington, DC  20016

Caroline S. McBride (9) ..................................            20,680                *                *
Security Capital Global Strategic Group
399 Park Avenue, 23rd Floor
New York, NY  10022

William D. Sanders (10) ..................................            25,013                *                *
Security Capital Group
125 Lincoln Avenue
Santa Fe, NM  87501

Wesley S. Williams, Jr. (11) .............................            16,868                *                *
Covington & Burling
1201 Pennsylvania Avenue, NW
Washington, DC  20044

Named Executive Officers

Brian K. Fields (12) .....................................           197,234                *                *

Kent C. Gregory (13)......................................            35,867                *                *

                                                                                       Percent         Percent of
                                                          Number of Shares/Units       of All         All Shares &
                  Beneficial Owner                          Beneficially Owned        Shares(1)         Units(2)
                  ----------------                        ----------------------      ---------       ------------

Philip L. Hawkins (14) ...................................            71,867                *                *

Robert E. Peterson (15) ..................................            59,867                *                *

All directors and executive officers as a
 group (13 persons) (16) .................................         2,993,337              4.0%             3.7%

------------------
* Less than 1%.

(1) Assumes that all options to acquire shares of common stock held by the person that are shown, if any, are exercised, that all Class A Units of Carr Realty, L.P. held by the person, if any, are redeemed for shares of common stock, and that all options to acquire Class A Units of Carr Realty, L.P. held by the person that are shown, if any, are exercised and that the underlying Units are redeemed for shares of common stock. The total number of shares outstanding used in calculating this percentage includes all currently issued and outstanding shares of common stock plus shares of common stock issuable upon redemption of all Class A Units beneficially owned by the person (including Class A Units issuable to such person upon exercise of options that are shown), but assumes that none of the Class A Units held by other persons are redeemed for shares of common stock.

(2) Intended to show fully diluted beneficial ownership. Assumes that all options to acquire shares of common stock and options to acquire Class A Units of Carr Realty, L.P. held by the person that are shown, if any, are exercised. The total number of shares outstanding used in calculating this percentage includes all currently issued and outstanding shares of common stock and assumes that all of the Class A Units held by other persons (including Class A Units issuable to such person upon exercise of options that are shown) are redeemed for shares of common stock.

(3) Mr. Blankenship is a director of Security Capital Group, an affiliate of Security Capital Holdings S.A., a wholly-owned subsidiary of SC-USREALTY, but disclaims beneficial ownership of the shares held by Security Capital Holdings, S.A.

(4) Dr. Brimmer owns 100 shares of common stock and options to purchase 17,175 shares of common stock which are exercisable within 60 days of March 15, 1999.

(5) The aggregate amount of shares of common stock beneficially owned by Mr. Oliver T. Carr, Jr. consists of 69,005 shares of common stock and 284,672 Class A Units owned directly by him, and 10,000 shares of common stock and 150,000 Class A Units owned by his spouse, 7,565 shares of common stock owned by Mr. and Mrs. Carr as joint tenants, 2,040 shares held by their children, 954,061 shares of common stock and Class A Units owned by The Oliver Carr Company, of which Mr. Carr is a director, chairman of the board, president and trustee of the majority stockholder, and Mr. Carr's options to purchase 120,000 Class A Units and options to purchase 20,000 shares of common stock which are exercisable within 60 days of March 15, 1999. Of the amount shown, Mr. Carr and The Oliver Carr Company hold 978,010 Class A Units and 497,293 shares of common stock. Mr. Carr disclaims beneficial ownership of the 2,040 shares held in an irrevocable trust for the benefit of his minor children.

(6) Mr. Thomas Carr is a director of The Oliver Carr Company. Mr. Carr disclaims beneficial ownership of the shares of common stock and Class A Units held by The Oliver Carr Company. Mr. Carr holds 16,814 shares of common stock, 29,515 Class A Units directly and 2,907 Class A Units are held by his children. Mr. Carr has options to purchase 120,000 Class A Units and 54,000 shares of common stock which are exercisable within 60 days of March 15, 1999.

(7) The aggregate amount of shares of common stock beneficially owned by Mr. Clark consists of 4,666 shares of common stock and 358,596 Class A Units owned directly by him and 569,979 Class A Units owned by Clark Enterprises, Inc., of which Mr. Clark is chairman, president, a director and the majority stockholder. Mr. Clark owns options to purchase 20,347 shares of common stock which are exercisable within 60 days of March 15, 1999.

(8) Mr. Howard owns no shares of common stock and options to purchase 13,680 shares which are exercisable within 60 days of March 15, 1999.

(9) Ms. McBride is an officer of Security Capital Global Strategic Group, an affiliate of Security Capital Holdings, S.A., a wholly owned subsidiary of SC-USREALTY, but disclaims beneficial ownership of the shares held by Security Capital Holdings, S.A. Ms. McBride owns options to purchase 20,680 shares of common stock which are exercisable within 60 days of March 15, 1999.

(10) Mr. Sanders is a director of Security Capital Group, an affiliate of Security Capital Holdings S.A., a wholly-owned subsidiary of SC-USREALTY, but disclaims beneficial ownership of the shares held by Security Capital Holdings, S.A. Mr. Sanders has options to purchase 25,013 shares of common stock of the Company which are exercisable within 60 days of March 15, 1999.

(11) Mr. Williams owns 200 shares of common stock and options to purchase 16,668 shares of common stock which are exercisable within 60 days of March 15, 1999.

(12) Mr. Fields resigned as an executive officer of the Company in early 1999. Information shown is based on sources available to the Company, which indicate that Mr. Fields beneficially owns 18,384 shares of common stock and options to purchase 118,850 shares of common stock and 60,000 Class A Units which are exercisable within 60 days of March 15, 1999.

(13) Mr. Gregory owns 12,389 shares of common stock and options to purchase 23,478 shares of common stock which are exercisable within 60 days of March 15, 1999.

(14) Mr. Hawkins owns 17,389 shares of common stock and options to purchase 42,478 shares of common stock and 12,000 Class A Units which are exercisable within 60 days of March 15, 1999.

(15) Mr. Peterson resigned as an executive officer of the Company in early 1999. Information shown is based on sources available to the Company, which indicate that Mr. Peterson beneficially owns 12,389 shares of common stock, 62,696 shares of common stock held by his spouse and options to purchase 47,478 shares of common stock which are exercisable within 60 days of March 15, 1999. Mr. Peterson disclaims beneficial ownership of shares held by his spouse.

(16) Does not include shares beneficially owned by Messrs. Fields and Peterson, who resigned as executive officers of the Company in early 1999.

         Under the terms of a Stockholders Agreement entered into by the Company and SC-USREALTY in connection with SC-USREALTY's initial investment in the Company, SC-USREALTY generally is required to vote its shares of common stock of the Company either in accordance with the recommendation of the Company's Board of Directors or proportionally in accordance with the votes of the other holders of common stock in matters submitted to the stockholders for a vote. SC-USREALTY is permitted to vote its shares in its sole discretion under certain circumstances, including with respect to the election of its nominees as directors of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Carr Real Estate Services, Inc., an affiliate of the Company in which The Oliver Carr Company owns voting stock, provides management and leasing services for certain properties in which the Company owns a controlling interest. Fees paid to Carr Real Estate Services, Inc. for these services with respect to these properties totaled approximately $150,000 for 1998. Carr Real Estate Services, Inc. also provides management and leasing services for partnerships in which Oliver T. Carr, Jr. and/or A. James Clark, two directors of the Company, have interests. Fees paid to Carr Real Estate Services, Inc. for these services by these partnerships totaled approximately $4.6 million for 1998.

         CarrAmerica Development, Inc., an affiliate of the Company in which The Oliver Carr Company owns voting stock, provides development and architectural services to many of the Company's properties. Fees paid to CarrAmerica Development, Inc. for these services with respect to these properties totaled $3.5 million for 1998. CarrAmerica Development, Inc. also provides development and architectural services for partnerships in which Oliver T. Carr, Jr. and/or
A. James Clark, two directors of the Company, have interests. Fees paid to CarrAmerica Development for these services by these partnerships totaled $0.2 million for 1998.

         The Company has entered into consulting agreements with each of Carr Real Estate Services, Inc. and CarrAmerica Development, Inc. pursuant to which the Company has provided certain consulting services. Fees paid to the Company for these services by CarrAmerica Development, Inc. totaled $0.6 million for 1998. Fees paid to Carr Real Estate Services, Inc. by the Company were $0.4 million for 1998.

         The Company also has entered into consulting agreements with each of OmniOffices and Omni UK pursuant to which the Company has provided certain consulting services. Several directors and executive officers of the Company (Messrs. Thomas Carr, Philip Hawkins, Richard Katchuk (the Company's Chief Financial Officer) and Kent Gregory and Ms. Linda Madrid (the Company's General Counsel and Managing Director)), SC-USREALTY and The Oliver Carr Company directly or indirectly own voting stock of OmniOffices or are directors of OmniOffices, and OmniOffices owns voting stock of Omni UK. Fees paid to the Company for these services by OmniOffices totaled $0.6 million for 1998.

         The Company has guaranteed a $200 million credit facility obtained by OmniOffices. During 1998, the Company advanced loans to OmniOffices in the aggregate amount of approximately $78.7 million. All of such loans were converted into equity in OmniOffices in September 1998.

         During 1998 the Company also advanced loans to Omni UK in the aggregate amount of approximately $30.3 million.

         The Company formerly leased office space from a partnership affiliated with The Oliver Carr Company. Rent payments totaled $0.6 million in 1998.


                              INDEPENDENT AUDITORS

         KPMG LLP, which served as independent auditors of the Company for the last fiscal year and has been selected to serve as independent auditors for the current fiscal year, will have representatives present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.


                                  OTHER MATTERS

         The Company's management knows of no other matters which may be presented for consideration at the annual meeting. If any other matters properly come before the meeting, however, the holders of proxies solicited by this Proxy Statement intend to vote such proxies in accordance with their judgment on such matters. If a stockholder proposal that was excluded from this Proxy Statement in accordance with Rule 14a-8 of the Securities Exchange Act of 1934 is properly brought before the meeting, it is intended that the proxy holders will use their discretionary authority to vote the proxies against such proposal.


                              STOCKHOLDER PROPOSALS

         Proposals of stockholders to be presented at the 2000 annual meeting must be received by the Corporate Secretary of the Company before December 3, 1999 to be considered for inclusion in the Company's proxy material.

         In addition, any stockholder who wishes to propose a nominee to the Board of Directors or submit any other matter to a vote at a meeting of stockholders (other than a stockholder proposal included in the Company's proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Securities Exchange Act of 1934, as amended) must comply with the advance notice provisions and other requirements of Section 3.11 of the Company's by-laws, which are on file with the Securities and Exchange Commission and may be obtained from the Corporate Secretary of the Company upon request. If a stockholder nomination or proposal is received after the date specified in the advance notice provisions, the Company's proxy for next year's annual meeting may confer discretionary authority to vote on such matter without any discussion of the matter in the Proxy Statement.


                              VOTING PROCEDURES AND
                           COSTS OF PROXY SOLICITATION

         A properly executed proxy marked "Abstain" with respect to any such matter to be voted upon will not be voted, although it will be counted for purposes of determining the presence of a quorum.

         The Company pays for preparing, assembling, and mailing this Proxy Statement and any other proxy materials transmitted on behalf of the Board of Directors. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding proxy materials to the beneficial owners of the Company's common stock.

                                     * * * *

         Your vote is important. Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.

                  THIS PROXY IS SOLICITED BY AND ON BEHALF OF
                           THE BOARD OF DIRECTORS OF

P                         CARRAMERICA REALTY CORPORATION

              REVOCABLE PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
R                                 MAY 6, 1999

          The undersigned hereby appoints Linda A. Madrid and Richard L. Baker,
O or any of them, Proxies, with full power of substitution, to act for and to vote the shares of the Common Stock of CARRAMERICA REALTY CORPORATION which the undersigned would be entitled to vote if personally present at the
X Annual Meeting of Stockholders of said Company to be held on May 6, 1999, and at any and all adjournments thereof.

Y         Receipt of the Company's Notice of Annual Meeting of Stockholders and
     Proxy Statement is acknowledged.


        IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

---------------                                                  --------------
| SEE REVERSE |     CONTINUED AND TO BE SIGNED ON REVERSE SIDE   | SEE REVERSE |
|   SIDE      |                                                  |    SIDE     |
--------------                                                   --------------

|X| Please mark                                                           _ _ _
    votes as in                                                                |
    this example                                                               |

     This Proxy when properly executed will be voted as directed hereon, or if no direction is indicated, will be voted FOR the election of the Board of Directors' nominees for director, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4.

1.  To elect Directors.
    Nominees for terms expiring 2002: Andrew F. Brimmer,
    Oliver T. Carr, Jr., and William D. Sanders
    Nominees for terms expiring 2000: Timothy Howard and Ronald Blankenship

       FOR    ---                  ---  WITHHOLD
       ALL   |   |                |   | FROM ALL
    NOMINEES  ---                  ---  NOMINEES


 ---
|   |
 ---  ______________________________________
       For all nominees except as noted above

                                         FOR   AGAINST  ABSTAIN
2.  To increase the number of shares     ---     ---     ---
    authorized for issuance under 1997  |   |   |   |   |   |
    Stock Option and Incentive Plan.     ---     ---     ---
3.  To extend 1997 Stock Option and      ---     ---     ---
    Incentive Plan eligibility to       |   |   |   |   |   |
    non-employee directors.              ---     ---     ---
4.  To increase number of options        ---     ---     ---
    issued annually to continuing       |   |   |   |   |   |
    non-employee directors.              ---     ---     ---

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT            ---
                                                        |   |
                                                         ---


(Please date and sign exactly as name appears on this Proxy Card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title as well.)




Signature: _____________ Date: ________ Signature: _____________ Date: ________